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                                                                    EXHIBIT 10.4

                           LOAN & SECURITY AGREEMENT

      THIS AGREEMENT, dated for reference purposes only as of this 9th day of April, 1999, is entered into by and between COMERICA BANK-CALIFORNIA ("Bank") as secured party, whose Headquarters Office is 333 West Santa Clara Street, San Jose, California, and Masimo Corporation ("Borrower"), a Delaware corporation whose sole place of business (if it has only one) or chief executive office (if it has more than one place of business) is located at 2852 Kelvin Avenue, Irvine, California 92614. The parties agree as follows:

1.    DEFINITIONS.

        1.1 "Agreement" as used in this Agreement means and includes this Loan & Security Agreement, any concurrent or subsequent rider to this Loan & Security Agreement, and any concurrent or subsequent extensions, supplements, amendments or modifications to this Loan & Security Agreement or to any such rider.

        1.2 "Bank Expenses" as used in this Agreement means and includes: all costs or expenses required to be paid by Borrower under this Agreement which are paid or advanced by Bank; taxes and insurance premiums of every nature and kind of Borrower paid by Bank; filing, recording, publication and search fees, appraiser fees, auditor fees and costs, and title insurance premiums paid or incurred by Bank in connection with Bank's transactions with Borrower; costs and expenses incurred by Bank in collecting the Receivables (with or without suit) to correct any default or enforce any provision of this Agreement, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, disposing of, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; costs and expenses of suit incurred by Bank in enforcing or defending this Agreement or any portion hereof, including, but not limited to, expenses incurred by Bank in attempting to obtain relief from any stay, restraining order, injunction or similar process which prohibits Bank from exercising any of its rights or remedies; and attorneys' fees and expenses incurred by Bank in advising, structuring, drafting, reviewing, amending, terminating, enforcing or defending, or otherwise concerning or relating to, this Agreement, or any portion hereof or any other agreement related hereto, whether or not suit is brought. Bank Expenses shall include Bank's in-house legal charges at reasonable rates.

        1.3 "Base Rate" as used in this Agreement means the rate published in The Wall Street Journal from time to time as the "Prime Rate," presently calculated as the base rate on corporate loans posted by at least seventy five percent (75%) of the thirty (30) largest banks of the United States.

        1.4 "Borrower's Books" as used in this Agreement means and includes all of the Borrower's books and records including but not limited to: minute books; ledgers; records indicating, summarizing or evidencing Borrower's assets, liabilities, Receivables, business operations or financial conditions, and all information relating thereto; computer programs,



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computer disk or tape files; computer printouts; computer runs; and other computer prepared information and Equipment of any kind.

        1.5 "Collateral" as used in this Agreement means and includes all right, title and interest of Borrower in and to all of the following property now owned or later acquired by Borrower, wherever located: all accounts, general intangibles, chattel paper, contract rights, deposit accounts, documents, instruments, inventory, returned or repossessed goods, Equipment and fixtures, and all additions, attachments, accessions, parts, replacements, substitutions, renewals and records (including without limit computer software) pertaining to the foregoing property, and all products and proceeds of any of the foregoing (whether cash or non-cash proceeds), including without limit insurance and condemnation proceeds. Notwithstanding anything to the contrary contained herein, collateral shall not include any waste or other materials which have been or may be designated as toxic or hazardous by Bank.

        1.6 "Credit" as used in this Agreement means all Obligations, except those obligations arising pursuant to any other separate contract, instrument, note, or other separate agreement which, by its terms, provides for a specified interest rate and term.

        1.7 "Current Liabilities" as used in this Agreement means, as of any applicable date of determination (i) all liabilities of a person that should be classified as current in accordance with GAAP, including without limitation any portion of the principal of the indebtedness classified as current, plus (ii) to the extent not otherwise included, all liabilities of the Borrower to any of its affiliates whether or not classified as current in accordance with GAAP. Without limiting the foregoing, Current Liabilities shall include the amount of all letters of credit issued for the account of Borrower (whether or not drawn upon).

        1.8 "Equipment" as used in this Agreement means and includes all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, and tools, and parts therefor and attachments thereto in which Borrower has any interest.

        1.9 "Equipment Advance Final Availability Date" as used in this Agreement means December 31, 1999.

        1.10 "Equipment Term Loan" as used in this Agreement has the meaning set forth in Section 2.3 of this Agreement.

        1.11 "Equipment Term Loan Default Rate" as used in this Agreement shall mean a rate of four and 250/1000 (4.250) percentage points per annum above the Base Rate.

        1.12 "Equipment Term Loan Maturity Date" as used in this Agreement means January 31, 2004.

        1.13 "Equipment Term Note" as used in this Agreement has the meaning set forth in Section 2.3 of this Agreement.



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        1.14 "Event of Default" as used in this Agreement means those events described in Section 7 contained herein below.

        1.15 "Existing Term Loan" as used in this Agreement has the meaning set forth in Section 2.4 of this Agreement

        1.16 "GAAP" as used in this Agreement means, as of any applicable period, generally accepted accounting principles in effect during such period.

        1.17 "Insolvency Proceeding" as used in this Agreement means and includes any proceeding or case commenced by or against the Borrower, or any guarantor of Borrower's Obligations, or any of Borrower's account debtors, under any provisions of the Bankruptcy Code, as amended, or any other bankruptcy or insolvency law, including but not limited to assignments for the benefit of creditors, formal or informal moratoriums, composition or extensions with some or all creditors, any proceeding seeking reorganization, arrangement or any other relief under the Bankruptcy code, as amended, or any other bankruptcy or insolvency law.

        1.18 "Intangibles" as used in this Agreement means and includes all Borrower's present and future general intangibles and other personal property (including, without limitation, any and all rights in any legal proceeding, goodwill, patents, trade names, copyrights, trademarks, blueprints, drawings, purchase orders, computer programs, computer disks, computer tapes, literature, reports, catalogs and deposit accounts) other than goods and Receivables, as well as Borrower's Books relating to any of the foregoing.

        1.19 "Inventory" as used in this Agreement means and includes all present and future inventory in which Borrower has any interest including, but not limited to, goods held by Borrower for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, advertising materials and packing and shipping materials, wherever located and any documents of title representing any of the above, and any Equipment, fixtures or other property used in the storing, moving, preserving, identifying, accounting for and shipping or preparing for the shipping of inventory, and any and all other items hereafter acquired by Borrower by way of substitution, replacement, return, repossession or otherwise, and all additions and accessions thereto, and the resulting product or mass, and any documents of title respecting any of the above.

        1.20 "Judicial Officer or Assignee" as used in this Agreement means and includes any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors.

        1.21 "Letter of Credit Facility" as used in this Agreement has the meaning set forth in Section 2.5 of this Agreement.

        1.22 "Net Income" as used in this Agreement means the net income (or loss) of a person for any period determined in accordance with GAAP but excluding in any event:



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            a. any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account on any excluded losses; and

            b. in the case of Borrower, net earnings of any Person in which Borrower has an ownership interest, unless such net earnings shall have actually been received by Borrower in the form of cash distributions.

        1.23 "Obligations" as used in this Agreement means and includes any and all loans, advances, overdrafts, debts, liabilities (including, without limitation, any and all amounts charged to Borrower's account pursuant to any agreement authorizing Bank to charge Borrower's account), obligations, lease payments, guaranties, covenants and duties now or hereafter owing by Borrower to Bank of any kind and description, whether advanced pursuant to or evidenced by this Agreement; by any note or other instrument; or by any other agreement between Bank and Borrower and whether or not for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limitation, any debt, liability or obligation owing from Borrower to others which Bank may have obtained by assignment, participation, purchase or otherwise, and further including, without limitation, all interest not paid when due and all Bank Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise. Without limiting the foregoing, Obligations includes, but is not limited to, all obligations now or hereafter owing to Bank pursuant to the Equipment Term Loan, the Existing Term Loan or the Letter of Credit Facility.

        1.24 "Person" or "persons" as used in this Agreement means and includes any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

        1.25 "Receivables" as used in this Agreement means and includes all presently existing and hereafter arising accounts, instruments, documents, chattel paper, general intangibles, all other forms of obligations owing to Borrower, all of Borrower's rights in, to and under all purchase orders heretofore or hereafter received, all moneys due to Borrower under all contracts or agreements (whether or not yet earned or due), all merchandise returned to or reclaimed by Borrower and the Borrower's books (except minutes books) relating to any of the foregoing.

        1.26 "Subordinated Debt" as used in this Agreement means indebtedness of the Borrower to third parties which has been subordinated to the Obligations pursuant to a subordination agreement in form and content satisfactory to the Bank.

        1.27 "Tangible Effective Net Worth" as used in the Agreement means net worth as determined in accordance with GAAP consistently applied, increased by Subordinated Debt (if any) and decreased by the following: patents, licenses, goodwill, subscription lists, organization expenses, trade receivables converted to notes, other Intangibles, and money due from affiliates of Borrower (including officers, directors, shareholders, subsidiaries and commonly held or controlled companies).


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        1.28 "Total Senior Liabilities" as used in this Agreement means the total of all items of indebtedness, obligation or liability which, in accordance with GAAP consistently applied, would be included in determining the total liabilities of Borrower as of the date of determination, including without limitation (a) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by Borrower, whether or not the obligations secured thereby have been assumed by Borrower; (b) all obligations which are capitalized lease obligations; and (c) all guaranties, endorsements or other contingent or surety obligations with respect to the indebtedness of others, whether or not reflected on the balance sheets of Borrower, but excluding therefrom Subordinated Debt and deferred revenue.

        1.29 Any and all terms used in this Agreement shall be construed and defined in accordance with the meaning and definition of such terms under and pursuant to the California Uniform Commercial Code (hereinafter referred to as the "Code") as amended.

2.    LOAN AND TERMS OF PAYMENTS.

      2.1 For value received, Borrower promises to pay to the order of Bank such amounts, as provided for below, together with interest as provided for below.

      2.2 Equipment Term Loan. Upon the request of Borrower made at any time and from time to time prior to the Equipment Advance Final Availability Date, and so long as no Event of Default has occurred, Bank shall lend to Borrower pursuant to this Section 2.3 (the "Equipment Term Loan") advances in the aggregate principal amount of up to Two Million Five Hundred Thousand Dollars ($2,500,000.00) on the terms and conditions set forth herein.

             a. Each advance under the Equipment Term Loan ("Equipment Advance") shall be used to purchase Equipment approved from time to time by Bank (which shall in any case have been purchased within ninety (90) days of the requested Equipment Advance) and shall not exceed eighty percent (80%) of the documented purchase price of such Equipment less all soft costs of such Equipment (such as installation expense, freight discounts, warranty charges and taxes.) Prior to April 30, 1999, Borrower may also request Equipment Advances for Equipment purchased since June 1, 1998.

             b. Except as hereinbelow provided, all sums owing under the Equipment Term Loan shall bear interest, on the balance owing, at a rate of One and 250/1000 (1.250) percentage points per annum above the Base Rate (the "Rate"). Such sums shall bear interest, from and after the occurrence of an Event of Default and without constituting a waiver of any such Event of Default, at the Equipment Term Loan Default Rate. All such interest shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed. In the event that the Base Rate announced is, from time to time hereafter changed, adjustment in the rate shall be made and based on the Base Rate in effect on the date of such change. The interest rate, as adjusted, shall apply until the Base Rate is adjusted again.

             c. Prior to the Equipment Advance Final Availability Date, Borrower shall make monthly payments of interest only on the last day of each calendar month. If Borrower owes any amount under the Equipment Term Loan after the Equipment Advance Final


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Availability Date, such amount shall be paid in forty-eight (48) equal monthly installments of principal plus accrued interest, on the last day of each calendar month beginning January 31, 2000. All unpaid principal, interest and other sums due under the Equipment Term Loan shall be due and payable on the Equipment Term Loan Maturity Date. Borrower may prepay the Equipment Term Loan, in full or in part, at any time without penalty.

             d. Each Equipment Advance shall be made upon the written request of Borrower received by Bank not later than 10:00 a.m. California time on the business day that is at least three (3) business days before the requested date of such Advance, which shall be a business day. Each request shall specify: the date such Equipment Advance is to be made, which shall be a business day; and the amount of such Equipment Advance. Each such request shall include a schedule in form and substance satisfactory to Bank evidencing the Equipment purchased, a copy of the purchase invoice, and such other information as Bank shall desire.

             e. The Equipment Term Loan shall be evidenced by a promissory note in form satisfactory to Bank (the "Equipment Term Note") executed by Borrower concurrently herewith, in substantially the form attached hereto as Exhibit "A." The outstanding amount of the Equipment Term Loan entered on the records of Bank as outstanding from time to time shall be prima facie evidence of the principal amount thereof owing and unpaid to Bank, but the failure to enter, or any error in so entering, any such amount shall not limit or otherwise affect the obligations of Borrower hereunder or under the Equipment Term Note to make payments of principal, interest and other amounts due hereunder and thereunder.

             f. As a condition to the granting of the Equipment Term Loan, Borrower shall pay to Bank, in addition to Bank's expenses, (i) a documentation fee of Seven Hundred Fifty Dollars ($750.00), payable upon execution of this Agreement, and (ii) a commitment fee in the amount of Two Thousand Five Hundred Dollars ($2,500.00), which shall be deemed fully earned, and shall be due and payable upon execution of this Agreement.

             g. If any payment of principal, interest or other amount due under the Equipment Term Loan is not paid in full within ten (10) days after the same is due, Borrower shall pay to Bank a late fee in the amount of five percent (5%) of the amount not paid when due. Payment of such sum shall not affect Bank's right to exercise any of its, rights or remedies arising upon the occurrence of an Event of Default.

             h. All payments made hereunder shall be applied first to the payment of all Bank Expenses and fees due and payable at such time, then to interest due and payable at such time, and then to all accrued interest and principal. Any payment which is received after 3:00 p.m. (San Jose, California time) on the date made shall be deemed received on the next business day.

      2.3 Existing Term Loan. By execution hereof, the parties hereto agree that
(i) this Agreement replaces that certain loan evidenced by that certain promissory note executed by Borrower in the original amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) dated April 30, 1998 (the "Existing Term Loan"), (ii) all terms of this


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Agreement apply to the Existing Term Loan, and (iii) a default under any of the terms of this Agreement shall be a default under the Existing Term Loan.

      2.4 Letter of Credit Facility. On or before the date hereof, Bank has also extended to Borrower a standby letter of credit facility evidenced by that certain (undated) Standby Letter of Credit Application and Agreement executed by Borrower ("Letter of Credit Facility"), the terms of which are incorporated herein by this reference..

3.    TERM.

      3.1 This Agreement shall remain in full force and effect until all Obligations are fully paid and performed. Notwithstanding the foregoing, upon the occurrence of an uncured Event of Default, Bank may terminate its obligation to make any further advances pursuant to Section 2 of this Agreement at any time without notice. Until all Obligations have been fully satisfied, Bank shall retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower shall continue to perform all of its Obligations.

      3.2 When Bank has received payment in full of Borrower's Obligations to Bank, Bank shall reassign to Borrower all Collateral held by Bank, and shall execute a termination of all security agreements and security interests given by Borrower to Bank, upon the execution and delivery of mutual general releases.

4.    CREATION OF SECURITY INTEREST.

      4.1 Borrower hereby grants to Bank a continuing security interest in all presently existing and hereafter arising Collateral in order to secure prompt repayment of any and all Obligations owed by Borrower to Bank and in order to secure prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and otherwise created. Bank's security interest in the Collateral shall attach to all Collateral without further action on the part of Bank or Borrower. In the event that any Collateral, including proceeds, is evidenced by or consists of a letter of credit, advance of credit, instrument, money, negotiable documents, chattel paper or similar property (collectively "Negotiable Collateral"), Borrower shall, immediately upon receipt thereof, endorse and assign such Negotiable Collateral over to the Bank and deliver actual physical possession of the Negotiable Collateral to Bank.

      4.2 Without limiting Section 4.1 or any other provision of this Agreement, Banks security interest in Receivables shall attach to all Receivables without further act on the part of Bank or Borrower. In addition to the monthly Receivables aging schedules required pursuant to Section 6.16 below, upon request from Bank, Borrower shall provide Bank with detailed schedules in form satisfactory to Bank describing all Receivables created or acquired by Borrower (including without limitation agings listing the names and addresses of all account debtors, and amounts owing by date and by account debtor), and shall execute and deliver written assignments of all Receivables to Bank all in a form acceptable to Bank, provided, however, Borrower's failure to execute and deliver such schedules and/or assignments shall not affect or limit Bank's security interest and other rights in and to the Receivables. Together with each schedule, Borrower shall furnish Bank with copies of Borrower's customers' invoices or the



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equivalent, and original shipping or delivery receipts for all merchandise sold, and Borrower warrants the genuineness thereof Bank shall not make more than one request per calendar month for the detailed Receivables schedules required pursuant to this Section unless an Event of Default has occurred. After an Event of Default, Bank or Bank's designee may notify customers or account debtors of the assignment of such Receivables to Bank and to direct such customers or account debtors to make payment of all amounts due or to become due to Borrower thereunder directly to Bank and, upon such notification and at the expense of Borrower, to enforce collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Borrower might have done, and to charge such collection costs and expenses to Borrower's account, but unless and until Bank does so or gives Borrower other written instructions, Borrower shall collect all Receivables for Bank, receive in trust all payments thereon as Bank's trustee, and, if so requested to do so from Bank, Borrower shall immediately deliver said payments to Bank in their original form as received from the account debtor and all letters of credit, advices of credit, instruments, documents, chattel paper or any similar property evidencing or constituting Collateral. After an Event of Default, or to the extent necessary to avoid an Overadvance, if sales of Inventory are made for cash, Borrower shall immediately deliver to Bank, in identical form, all such cash, checks, or other forms of payment which Borrower receives. The receipt of any check or other item of payment by Bank shall not be considered a payment on account until such check or other item of payment is honored when presented for payment, in which event, said check or other item of payment shall be deemed to have been paid to Bank two (2) calendar days after the date Bank actually receives such check or other item of payment. Borrower shall make appropriate entries in Borrower's Books disclosing Bank's security interest in the Receivables.

      4.3 Without limiting Section 4.1 or any other provision of this Agreement Bank's security interest in Inventory shall attach to all Inventory without further act on the part of Bank or Borrower. Upon Bank's request after an Event of Default Borrower will from time to time at Borrower's expense pledge, assemble and deliver such Inventory to Bank or to a third party as Bank's bailee; or hold the same in trust for Bank's account or store the same in a warehouse in Bank's name; or deliver to Bank documents of title representing said Inventory; or evidence of Bank's security interest in some other manner acceptable to Bank. Until a default by Borrower under this Agreement or any other Agreement between Borrower and Bank, Borrower may, subject to the provisions hereof and consistent herewith, sell the Inventory, but only in the ordinary course of Borrower's business. A sale of Inventory in Borrower's ordinary course of business does not include an exchange or a transfer in partial or total satisfaction of a debt owing by Borrower.

        4.4 Borrower shall execute and deliver to Bank concurrently with Borrower's execution of the Agreement, and at any time or times hereafter at the request of Bank, all financing statements, continuation financing statements, security agreements, mortgages, assignments, certificates of title, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and maintain perfected Bank's security interest in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement. Borrower hereby irrevocably makes, constitutes and appoints Bank (and any of Bank's officers, employees or


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agents designated by Bank) as Borrower's true and lawful attorney-in-fact with owner to sign the name of Borrower on any financing statements, continuation financing statement, security agreement, mortgage, assignment, certificate of title, affidavit, letter of authority, notice of other similar documents which must be executed and/or filed in order to perfect or continue perfected Bank's security interest in the Collateral.

        4.5 Borrower appoints Bank, or any other person whom Bank may designate, commencing upon an Event of Default, as Borrower's attorney-in-fact, with power to endorse Borrower's name on any checks, notes acceptances, money order, drafts or other forms of payment or security that may come into Bank's possession; to sign Borrower's name on any invoice or bill of lading relating to any Receivables, on drafts against account debtors, on schedules and assignments of Receivables, on verifications of Receivables and on notices to account debtors; to establish a lock box arrangement and/or to notify the post office authorities to change the address for delivery of Borrower's mail addressed to Borrower to an address designated by Bank, to receive and open all mail addressed to Borrower, and to retain all mail related to the Collateral and forward all other mail to Borrower; to send, whether in writing or by telephone, requests for verification of Receivables; and to do all things necessary to carry out this Agreement. Borrower ratifies and approves all acts of the attorney-in-fact. Neither Bank nor its attorney-in-fact will be liable for any acts or omissions or for any error of judgment or mistake of fact or law. This power being coupled with an interest, is irrevocable so long as any Receivables in which Bank has a security interest remain unpaid and until the Obligations have been fully satisfied.

      4.6 In order to protect or perfect any security interest which Bank is granted hereunder, Bank may, in its sole discretion, discharge any lien or encumbrance or bond the same, pay any insurance, maintain guards, warehousemen, or any personnel to protect the Collateral, pay any service bureau, or, obtain any records, and all costs for the same shall be added to the Obligation and shall be payable on demand.

      4.7 Borrower agrees that Bank may provide information relating to this Agreement or relating to Borrower to Bank's parent, affiliates, subsidiaries and services providers.

5.    CONDITIONS PRECEDENT.

      5.1 As conditions precedent to the making of the loans and the extension of the financial accommodations hereunder, Borrower shall execute, or cause to be executed, and deliver to Bank, in form and substance satisfactory to Bank and its counsel, the following:

               a. This Agreement, the Equipment Term Note and other appropriate documentation as required by Bank.

               b. Certified extracts from the minutes of the meeting of its board of directors, authorizing the borrowings and the granting of the security interest provided for herein and authorizing specific officers to execute and deliver the agreements provided for herein.


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             c. A certificate of good standing showing that Borrower is in good standing under the laws of the state of its incorporation and certificates indicating that Borrower is qualified to transact business and is in good standing in any other state in which it is required to be qualified to transact business.

             d. UCC searches, tax lien and litigation searches, fictitious business statement filings, insurance certificates, notices or other similar documents which Bank may reasonably require and in such form as Bank may reasonably require, in order to reflect, perfect or protect Bank's first priority security interest in the Collateral and in order to fully consummate all of the transactions contemplated under the Agreement.

             e. Evidence that Borrower has obtained insurance and acceptable endorsements.

             f. Waivers executed by landlords and mortgagees of any real property on which any Collateral is located.

             g. Customary warranties and representations of officers on behalf of Borrower.

             h. Evidence that Borrower has paid all Bank Expenses incurred in connection herewith, including but not limited to, commitment fees, documentation fees, attorneys' fees, audit fees and filing fees.

             i. Evidence that Borrower maintains its primary bank accounts with Bank.

6.    WARRANTIES, REPRESENTATIONS AND COVENANTS.

      6.1 All representations and warranties of Borrower contained in this Agreement shall be true in all respects as of the date of execution of this Agreement and as of the date of each advance by Bank. Any request for an advance by Borrower shall be deemed to be a reaffirmation of each representation and warranty contained herein.

      6.2 Bank shall retain its security interest in all Receivables until all Obligations have been fully paid and satisfied. Returns and allowances, if any, as between Borrower and its customers, will be on the same basis and in accordance with the usual customary practices of the Borrower, as they exist at this time. Any merchandise which is returned by an account debtor or otherwise recovered shall be set aside, marked with Bank's name, and Bank shall retain a security interest therein. Borrower shall promptly notify Bank of all disputes and claims and settle or adjust them on terms approved by Bank. After default by Borrower hereunder, no discount, credit or allowance shall be granted to any account debtor by Borrower and no return of merchandise shall be accepted by Borrower without Bank's consent. Bank may, after default by Borrower, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Bank considers advisable, and in such cases Bank will credit Borrower's account with only the net amounts received by Bank in payment of the accounts, after deducting all Bank Expenses in connection therewith.


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        6.3  Borrower warrants, represents, covenants and agrees that:

             a. Borrower has good and marketable title to the Collateral. Bank has and shall continue to have a first priority perfected security interest in and to the Collateral. The Collateral shall at all times remain free and clear of all liens, encumbrances and security interests except those in favor of Bank, and except for purchase money security interests in Equipment purchased by Borrower given after the date of this Agreement to equipment vendors or finance companies (other than Bank) in connection with purchases of Equipment, which purchases in the aggregate total less than Two Hundred Fifty Thousand Dollars ($250,000.00) in any fiscal year of Borrower.

             b. All accounts are and will, at all times pertinent hereto, be bona fide existing obligations created by the sale and delivery of merchandise or the rendition of services to account debtors in the ordinary course of business, free of liens, claims, encumbrances and security interests (except as held by Bank and except as may be consented to, in writing, by Bank) and are unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, rights of return or cancellation, and Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any account debtor at the time an account due from such account debtor is assigned to Bank.

             c. At the time each account is assigned to Bank, all property giving rise to such account shall have been delivered to the account debtor or to the agent for the account debtor for immediate shipment to, and unconditional acceptance by, the account debtor. Borrower shall deliver to Bank, as Bank may from time to time require, delivery receipts, customer's purchase orders, shipping instruction, bills of lading and any other evidence of shipping arrangements. Absent such a request by Bank, copies of all such documentation shall be held by Borrower as custodian for Bank.

        6.4 Except to the extent permitted in Section 6.6(f) hereof, Borrower shall keep the Inventory only at the following location: 2852 Kelvin Avenue, Irvine, California 92614; and, as of the date of this Agreement, the owner thereof is Hoffman Associates No. 5, a California limited partnership, 225 South Lake Avenue, Suite 1150, Pasadena, California 91101.

             a. Borrower, immediately upon demand by Bank therefor, shall now and from time to time hereafter, at such intervals as are requested by Bank, deliver to Bank, designations of Inventory specifying Borrower's cost of Inventory, the wholesale market value thereof and such other matters and information relating to the Inventory as Bank may request;

             b. All of the Inventory is and shall remain free from all purchase money or other security interests, liens or encumbrances, except as held by Bank.

             c. Borrower does now keep and hereafter at all times shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, its cost therefor and selling price thereof, and the daily withdrawals therefrom and additions thereto, all of which records shall be available upon demand to any of Bank's officers, agents and employees for inspection and copying.

      d. All Inventory, now and hereafter at all times, shall be new Inventory of good and merchantable quality free from defects.

      e. Except as allowed pursuant to Section 6.6(f)), Inventory is not now and shall not at any time or times hereafter be located or stored with a bailee, warehouseman or other third party without Bank's prior written consent, and, in such event, Borrower will concurrently therewith cause any such bailee, warehouseman or other third party to issue and deliver to Bank, in a form acceptable to Bank, warehouse receipts in Bank's name evidencing the storage of Inventory or other evidence of Bank's prior rights in the Inventory. In any event, Bank shall instruct any third party to hold all such Inventory for Bank's account subject to Bank's security interests and its instructions; and

      f. Bank shall have the right upon demand now and/or at all times hereafter, during Borrower's usual business hours, to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition and Borrower agrees to reimburse Bank for Bank's reasonable costs and expenses in so doing.

      6.5 Borrower represents, warrants and covenants with Bank that Borrower will not, without Bank's prior written consent, which consent will not be unreasonably withheld:

      a. Grant a security interest in or permit a lien, claim or encumbrance upon any of the Collateral to any person, association, firm, corporation, entity or government agency or instrumentality, except for purchase money security interests allowed pursuant to Section 6.3(a) above;

      b. Permit any levy, attachment or restraint to be made affecting any of Borrower's assets;

      c. Permit any Judicial Officer or Assignee to be appointed or to take possession of any or all of Borrower's assets;

      d. Except to the extent permitted in Sections 6.6(f) and 6.6(n) hereof, and other than sales of Inventory in the ordinary course of Borrower's business, sell, lease, or otherwise dispose of, move, or transfer, whether by sale or otherwise, any of Borrower's assets;

      e. Change its name, business structure, corporate identity or structure; add any new fictitious names, liquidate, merge or consolidate with or into any other business organization;

      f. Move or relocate Collateral with value at any one time in excess of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) in the aggregate (and any Collateral located on any premise not owned or leased by Borrower and under the exclusive control of Borrower shall be adequately marked as the property of Borrower and Borrower shall take all further steps necessary to maintain Bank's perfected security in such Collateral);

      g. Acquire any other business organization;

      h. Enter into any transaction not in the usual course of Borrower's business;

      i. Make any investment in securities of any person, association, firm, entity, or corporation other than the securities of the United States of America; provided, however, nothing herein shall prohibit Borrower from making deposits in "Treasury Fund 695" or "Money Market Class One Fund 059" included in Fidelity Institutional Money Market Funds (the "Fidelity Funds");

      j. Make any change in Borrower's financial structure or in any of its business objectives, purposes or operations which would adversely affect the ability of Borrower to repay Borrower's Obligations;

      k. Incur any debts outside the ordinary course of Borrower's business greater than Two Hundred Fifty Thousand Dollars ($250,000.00) outstanding at any one time;

      l. Make loans, advances or extensions of credit to any Person, except for
(i) sales on open account and otherwise in the ordinary course of business, and
(ii) loans to employees in the ordinary course of business not exceeding Two Hundred Thousand Dollars ($200,000.00) outstanding at any time;

      m. Except to the extent permitted by Section 6.27, guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower in the ordinary course of business for deposit or collection;

      n. (a) Sell, lease, transfer or otherwise dispose of properties and assets having an aggregate book value of more than Two Hundred Thousand Dollars ($200,000.00) (whether in one transaction or in a series of transactions) except as to the sale of inventory in the ordinary course of business; (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other Person, enter into any reorganization or recapitalization or reclassify its capital stock; or (c) enter into any sale-leaseback transaction;

      o. Subordinate any indebtedness due to it from a person to indebtedness of other creditors of such person;

      p. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for the common stock of the Subsidiaries owned by the Borrower on the date of this Agreement and except for certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000 and direct obligations of the United States Government maturing within one year from the date of acquisition thereof; and provided further that nothing shall prohibit Borrower from making deposits in the Fidelity Funds; or

     q. Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plans established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan.

        6.6 Borrower is not a merchant whose sales for resale of goods for personal, family or household purposes exceeded seventy-five percent (75%) in dollar volume of its total sales of all goods during the 12 months preceding the filing by Bank of a financing statement describing the Collateral. At no time hereafter shall Borrower's sales for resale of goods for personal, family or household purpose exceed seventy-five (75%) in dollar volume of its total sales.

        6.7 Borrower's sole place of business or chief executive office or residence is located at the address indicated above and Borrower covenants and agrees that it will not, during the term of this Agreement, without prior written notification to Bank, relocate said sole place of business or chief executive office or residence.

        6.8 Borrower represents, warrants and covenants as follows:

             a. Borrower will not make any distribution or declare or pay any dividend (in stock or in cash) to any shareholder or on any of its capital stock, of any class, whether now or hereafter outstanding, or purchase, acquire, repurchase, redeem or retire any such capital stock; provided, however, that any such transactions shall not exceed an aggregate value of $100,000;

             b. Borrower is and shall at all times hereafter be a corporation duly organized and existing in good standing under the laws of the state of its incorporation and qualified and licensed to do business in California or any other state in which it is required to be qualified;

            c. Borrower has the right and power and is duly authorized to enter into this Agreement; and

            d. The execution by Borrower of this Agreement shall not constitute a breach of any provision contained in Borrower's certificate of incorporation or by-laws.

        6.9 The execution of and performance by Borrower of all of the terms and provisions contained in this Agreement shall not result in a breach of or constitute an Event of Default under any agreement to which Borrower is now or hereafter becomes a party.

        6.10 Borrower shall promptly notify Bank in writing of its acquisition by purchase, lease or otherwise of any after acquired property of the type included in the Collateral, with the exception of purchase of inventory in the ordinary course of business or otherwise not exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate in any fiscal year.

      6.11 All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against, Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws, and will upon request furnish Bank with proof satisfactory to it that Borrower has made such payments or deposit. If Borrower fails to pay any such assessment, tax, contribution, or make such deposit, or furnish the required proof, Bank may, in its sole and absolute discretion, and without notice to Borrower, (i) make payment of the same or any part thereof, or (ii) set up such reserves in Borrower's account as Bank deems necessary to satisfy the liability therefor, or both, unless Borrower provides to Bank a bond or other security satisfactory to Bank prior to the date payment is due. Bank may conclusively rely on the usual statements of the amount owing or other official statements issued by the appropriate governmental agency. Each amount so paid or deposited by Banks shall constitute a Bank Expense and an additional advance to Borrower.

      6.12 There are no actions or proceedings pending by or against Borrower or any guarantor of Borrower before any court or administrative agency and Borrower has no knowledge of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower, except as heretofore specifically disclosed in writing to Bank. If any of the foregoing arise during the term of the Agreement, Borrower shall immediately notify Bank in writing of all pending actions in the event that the aggregate of all claims asserted in all actions pending exceed or could exceed One Hundred Thousand Dollars ($100,000.00).

      6.13 a. Borrower, at its expense, shall keep and maintain all its assets insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof. Borrower shall also keep and maintain business interruption insurance and public liability and property damage insurance relating to Borrower's ownership and use of the Collateral and its other assets. All such policies of insurance shall be in such form, with such companies, and in such amounts as may be satisfactory to Bank. Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All such policies of insurance (except those of public liability and property damage) shall contain an endorsement in a form reasonably satisfactory to Bank showing Bank as a loss payee thereof, with a waiver of warranties (Form 438-BFU), and all proceeds payable thereunder shall be payable to Bank and, upon receipt by Bank, shall be applied on account of the Obligations owing to Bank. To secure the payment of the Obligations, Borrower grants Bank a security interest in and to all such policies of insurance (except those of public liability and property damage) and the proceeds thereof, and Borrower shall direct all insurers under such policies of insurance to pay all proceeds thereof directly to Bank.

             b. Borrower hereby irrevocably appoints Bank (and any of Bank's officers, employees or agents designated by Bank) as Borrower's attorney for the purpose of making, selling and adjusting claims under such policies of insurance, endorsing the name of Borrower or any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. Borrower will not cancel any of such policies without Bank's prior written consent. Each such insurer shall agree by endorsement upon the policy or policies of insurance issued by it to Borrower as required above, or by independent instruments furnished to Bank, that it will give Bank at least ten (10) days written notice before any such policy or policies of insurance shall be altered or canceled, and that no act or default of Borrower, or any other person, shall affect the right of Bank to recover under such policy or policies of insurance required above or to pay any premium in whole or in part relating thereto. Bank, without waiving or releasing any Obligations or any Event of Default, may, but shall have no obligation to do so, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect to such policies which Bank deems advisable. All sums so disbursed by Bank, as well as reasonable attorneys' fees, court costs, expenses and other charges relating thereto, shall constitute Bank Expenses and are payable on demand.

      6.14 All financial statements and information relating to Borrower which have been or may hereafter be delivered by Borrower to Bank are true and correct and have been prepared in accordance with GAAP consistently applied and there has been no material adverse change in the financial condition since the submission of such financial information to Bank.

      6.15 a. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP consistently applied with ledger and account cards and/or computer tapes and computer disks, computer printouts and computer records pertaining to the Collateral which contain information as may from time to time be requested by Bank, not modify or change its method of accounting or enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower's accounting records without the written consent of Bank first obtained and without said accounting firm and/or service bureau agreeing to provide information regarding the Receivables and Inventory and Borrower's financial condition to Bank; permit Bank and any of its employees, officers or agents, upon demand, during Borrower's usual business hours, or the usual business hour of third persons having control thereof, to have access to and examine all of the Borrower's Books relating to the Collateral, Borrower's Obligations to Bank, Borrower's financial condition and the results of Borrower's operations and in connection therewith, permit Bank or any of its agents, employees or officers to copy and make extracts therefrom.

             b. Borrower shall deliver to Bank within thirty (30) days after the end of each month, a company prepared balance sheet, income statement, and statement of cash flow covering Borrower's operations. Borrower shall deliver to Bank within one hundred twenty (120) days after the end of each of Borrower's fiscal year a statement of the financial condition of the Borrower for each such fiscal year which has been audited by, and which contains an unqualified opinion from, an independent CPA firm acceptable to Bank, including but not limited to, a balance sheet and profit and loss statement and any other report requested by Bank relating to the Collateral and the financial condition of Borrower, and a certificate signed by an authorized employee of Borrower to the effect that all reports, statements, computer disk or tape files, computer printouts, computer runs, or other computer prepared information of any kind or nature relating to the foregoing or documents delivered or caused to be delivered to Bank under this subparagraph are complete, correct and thoroughly present the financial condition of Borrower and that there exists on the date of delivery to Bank no condition or event which constitutes a breach or Event of Default under this Agreement.

               During such time as Borrower is subject to the reporting requirements of the Securities Exchange Act of 1934, within forty five (45) days of quarter end Borrower will deliver to Bank a 10-Q Report including balance sheet and profit and loss statement covering Borrower's operations, and within ninety (90) days after the end of each fiscal year end, a 10-K report with a balance sheet and profit and loss statement covering Borrower's operations; provided, however, that Borrower shall be entitled to deliver such Reports to Bank at a later date if an extension has been granted to Borrower by the SEC pursuant to Rule 12b-25 of the Securities and Exchange Act of 1934, in which event Borrower shall deliver such Reports to Bank no later than ten (10) calendar days after the expiration of any such extension.

               C. In addition to the financial statements requested above, Borrower agrees to provide Bank with the following schedules:

                     (i) Receivables agings, in a form approved by Bank, on a monthly basis, within twenty (20) days of the end of each calendar month;

                     (ii) Accounts payable agings, in a form approved by Bank, on a monthly basis, within twenty (20) days of the end of each calendar month; and

                     (iii) Copies of all other projections or other financial exhibits which the Bank may reasonably require from time to time.

        6.16 Borrower shall maintain the following financial ratios and covenants on a consolidated and non-consolidated basis, which ratios and covenants will be monitored monthly unless otherwise stated:

               a. Tangible Effective Net Worth in an amount not less than:
$6,000,000.00 through April 30, 1999; $5,000,000.00 from May 1, 1999 through
June 30, 1999; $4,000,000.00 from July 1, 1999 through May 31, 2000;
$5,000,000.00 from June 1, 2000 through July 31, 2000; $6,000,000.00 from
August 1, 2000 through September 30, 2000; $8,000,000.00 from October 1, 2000 through December 31, 2000; and $10,000,000.00 thereafter.

               b. A "quick ratio" of cash plus marketable securities not classified as longterm investments plus Receivables to Current Liabilities of not less than: 2.00:1.00 through April 30, 1999; not less than 1.50:1.00 from May 31, 1999 through December 31, 1999; and not less than 1.25:1.00 thereafter.

               c. A ratio of Total Senior Liabilities to Tangible Effective Net Worth not to exceed 2.00:1.00 through November 30, 1999; and thereafter, not to exceed 1.75:1.00.

             d. A debt service coverage ratio of at least 1.50:1.00 to be determined as of the end of each calendar quarter beginning as of March 31, 2000. For purposes of this Section 6.17, debt service coverage ratio shall be the ratio of Borrower's annualized net income (plus amortization and depreciation) for that portion of the current fiscal year then ended to the current portion of long-term debt plus capital expenditures made in cash (and not financed). As used herein, "capital expenditures" means any expenditure (including any capitalized lease expenditure) that is considered a capital expenditure under generally accepted accounting principles, consistently applied, including, without limitation, any amount that is required to be treated as a capitalized asset pursuant to GAAP.

             e. Borrower shall not without Bank's prior written consent acquire or expend for, or commit itself to acquire or expend for, capital expenditures by lease, purchase or otherwise in excess of Three Million Dollars ($3,000,000.00) in the fiscal year 1999, or in excess of One Million Dollars ($1,000,000.00) in each fiscal year thereafter. As used herein, "capital expenditures" means any expenditure (including any capitalized lease expenditure) that is considered a capital expenditure under generally accepted accounting principles, consistently applied, including, without limitation, any amount that is required to be treated as a capitalized asset pursuant to GAAP.

             All financial covenants shall be computed in accordance with GAAP consistently applied except as otherwise specifically set forth in this Agreement. All monies due from affiliates (including officers, directors and shareholders) shall be excluded from Borrower's assets for all purposes hereunder.

      6.17 Borrower shall promptly supply Bank (and cause any guarantor to supply Bank) with such other information (including tax returns) concerning its financial affairs (or that of any guarantor) as Bank may reasonably request from time to time hereafter, and shall promptly notify Bank of any material adverse change in Borrower's financial condition and of any condition or event which constitute a breach of or an event which constitutes an Event of Default under this Agreement.

      6.18 Borrower is now and shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.

      6.19 Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank in connection with any act brought by Bank to correct any default or enforce any provision of this Agreement, including all Bank Expenses; Borrower authorizes and approves all advances and payments by Bank for items described in this Agreement as Bank Expenses.

      6.20 Each warranty, representation and agreement contained in this Agreement shall be automatically deemed repeated with each advance and shall be conclusively presumed to have been relied on by Bank regardless of any investigation made or information possessed by Bank. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Bank either now or hereafter.

      6.21 Borrower shall keep all of its principal bank accounts with Bank and shall notify the Bank immediately in writing of the existence of any other bank account, or any other account into which money can be deposited.

      6.22 Borrower shall furnish to the Bank: (a) as soon as possible, but in no event later than thirty (30) days after Borrower knows or has reason to know that any reportable event with respect to any deferred compensation plan has occurred, a statement of chief financial officer of Borrower setting forth the details concerning such reportable event and the action which Borrower proposes to take with respect thereto, together with a copy of the notice of such reportable event given to the Pension Benefit Guaranty Corporation, if a copy of such notice is available to Borrower; (b) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each deferred compensation plan; (c) promptly after receipt thereof, a copy of any notice Borrower may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service; and (d) when the same is made available to participants in the deferred compensation plan, all notices and other forms of information from time to time disseminated to the participants by the administrator of the deferred compensation plan.

      6.23 Borrower is now and shall at all times hereafter remain in compliance with all federal, state and municipal laws, regulations and ordinances relating to the handling, treatment and disposal of toxic substances, wastes and hazardous material and shall maintain all necessary authorizations and permits.

      6.24 Borrower shall perform all acts reasonably necessary to ensure that Borrower and any business in which Borrower holds a substantial interest become Year 2000 Compliant in a timely manner. Such acts shall include, without limitation, performing a comprehensive review and assessment of all of Borrower's systems and adopting a detailed plan, with itemized budget, for the remediation, monitoring and testing of such systems. Borrower shall make reasonable inquiry of all customers, suppliers and vendors material to Borrower's business to ensure that such third parties have a plan and intend to become Year 2000 Compliant in a timely manner. As used in this Section, "Year 2000 Compliant" shall mean, in regard to any entity, that all software, hardware, firmware, Equipment, goods or systems utilized by or material to the business operations or financial condition of such entity, will properly perform date sensitive functions before, during and after the year 2000. Borrower shall, immediately upon request, provide to Bank such certifications or other evidence of Borrower's compliance with terms of this paragraph as Bank may from time to time require.

      6.25 Once each six (6) months, and upon the occurrence of an Event of Default, Bank (through any of its officers, employees or agents) shall have the right during Borrower's usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to conduct an audit of Borrower's Books in order to verify the amount or condition of, or any other matter relating to, the Receivables and the other Collateral and Borrower's financial condition. Borrower shall reimburse Bank for Bank's reasonable costs and expenses incurred in connection with such audits.

      6.26 Borrower shall keep and maintain the Equipment in good operating condition and repair, except ordinary wear and tear, make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any items of Equipment to become a fixture to real estate or accession to other property, and the Equipment is now and shall at all times remain and be personal property. Bank shall have the right upon demand now and/or at all times hereafter, during Borrower's usual business hours to inspect and examine the Equipment and Borrower agrees to reimburse Bank for its reasonable costs and expenses in so doing.

      6.27 During the term of this Agreement, without the prior written consent of Bank, Borrower shall not guaranty the obligations of any other Person, except for amounts in the aggregate of less than $100,000.

7.    EVENTS OF DEFAULT.

      Any one or more of the following events shall constitute a default by Borrower under this Agreement:

            a. If, within five (5) days of written notice by Bank to do so, Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement (other than for the payment of money, which shall be governed by Section 7(c) below), or any other present or future agreement between Borrower and Bank;

            b. If any material representation, statement, report or certificate made or delivered by Borrower, or any of its officers, employees or agents to Bank is not true and correct;

            c. If Borrower fails to pay when due and payable or declared due and payable, all or any portion of the Borrower's Obligations (whether of principal, interest, taxes, reimbursement of Bank Expenses, or otherwise);

            d. If there is a material impairment of the prospect of repayment of all or any portion of Borrower's Obligations or a material impairment of the value or priority of Bank's security interest in the Collateral;

            e. If all or any of Borrower's assets are attached, seized, subject to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee and the same are not released, discharged or bonded against within ten (10) days thereafter;

            f. If any Insolvency Proceeding is filed or commenced by or against Borrower, or if any involuntary Insolvency Proceeding is filed or commenced against Borrower without such involuntary Insolvency Proceeding being dismissed within thirty (30) days thereafter;

             g. If any proceeding is filled or commenced by or against Borrower for its dissolution or liquidation;

             h. If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

             i. If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other government agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any or all of the Borrower's assets and the same is not paid on the payment date thereof unless Borrower provides to Bank a bond or other security satisfactory to Bank prior to such payment date;

             j. If any judgments or other claims aggregating in excess of One Hundred Fifty Thousand Dollars ($150,000.00) become a lien or encumbrance upon any or all of Borrower's assets other than the Collateral, or if any other judgments or other claims become a lien or encumbrance upon the Collateral, and the same is not satisfied, dismissed or bonded against within ten (10) days thereafter;

             k. If Borrower's records are prepared and kept by an outside computer service bureau at the time this Agreement is entered into or during the term of this Agreement such an agreement with an outside service bureau is entered into, and at any time thereafter, without first obtaining the written consent of Bank, Borrower terminates, modifies, amends or changes its contractual relationship with said computer service bureau or said computer service bureau fails to provide Bank with any request information or financial data pertaining to Bank's Collateral, Borrower's financial condition or the results of Borrower's operations;

             l. If Borrower permits a default in any material agreement to which Borrower is a party with third parties so as to result in an acceleration of the maturity of Borrower's indebtedness to others, whether under any indenture, agreement or otherwise;

             m. If Borrower makes any payment on account of indebtedness which has been subordinated to Borrower's Obligations to Bank;

             n. If any misrepresentation exists now or thereafter in any warranty or representation made by Bank by any officer or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director;

             o. If any party subordinating its claims to that of Bank's or any guarantor of Borrower's Obligations dies or terminates its subordination or guaranty, becomes insolvent or an Insolvency Proceeding is commenced by or against any such subordinating party or guarantor;

             p. If any reportable event, which the Bank determines constitutes grounds for the termination of any deferred compensation plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such Plan shall be terminated within the meaning of Title IV of the Employment Retirement Income Security Act ("ERISA"), or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any plan and in case of any event described in this Section 7.0, the aggregate amount of the Borrower's liability to the Pension Benefit Guaranty Corporation under Sections 4062, 4063 or 4064 of ERISA shall exceed five percent
(5) of Borrower's Tangible Effective Net Worth.

             Notwithstanding anything contained in Section 7 to the contrary, Bank shall refrain from exercising its rights and remedies and Event of Default shall thereafter not be deemed to have occurred by reason of the occurrence of any of the events set forth in Sections 7(e), 7(f), 7(i) or 7(j) of this Agreement if, within ten (10) days from the date thereof, the same is released, discharged, dismissed, bonded against or satisfied; provided, however, if the event is the institution of Insolvency Proceedings against Borrower, Bank shall not be obligated to make advances to Borrower during such cure period.

8.    BANK'S RIGHTS AND REMEDIES.

      8.1 Upon the occurrence of an Event of Default by Borrower under this Agreement, Bank may, at its election, without notice of its selection and without demand, do any one or more of the following, all of which are authorized by Borrower:

            a. Declare Borrower's Obligations, whether evidenced by this Agreement, installment notes, demand notes or otherwise, immediately due and payable to the Bank;

            b. Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, or any other agreement between Borrower and Bank;

            c. Terminate this Agreement as to any future liability or obligation of Bank, but without affecting Bank's rights and security interests in the Collateral, and the Obligations of Borrower to Bank;

            d. Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank my designate. Borrower authorizes Bank to enter the premises where the Collateral is located, take and maintain possession of the Collateral and the premises (at no charge to Bank), or any part thereof, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Bank appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

            e. Without limiting Bank's rights under any security interest, Bank is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secret, trade names, trademarks and advertising matter, or any property of a similar nature as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreement shall inure to Bank's benefit, and Bank shall have the right and power to enter into sublicense agreements with respect to all such rights with third parties on terms acceptable to Bank;

               f. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sales and sell (in the manner provided for herein) the inventory;

               g. Sell or dispose the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as is commercially reasonable in the opinion of Bank. It is not necessary that the Collateral be present at any such sale. Bank shall give notice of the disposition of the Collateral as follows:

                     (i) Bank shall give the Borrower and each holder of a security interest in the collateral who has filed with Bank a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or the disposition is to be made;

                     (ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower's address appearing in this Agreement, at least five (5) calendar days before the date fixed for the sale, or at least five (5) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Bank;

                     (iii) If the sale is to be a public sale, Bank shall also give notice of the time and place by publishing a notice one time at least five
(5) calendar days before the date of this sale in a newspaper of general circulation in the county in which the sale is to be held; and

                      (iv)  Bank may credit bid and purchase at any public sale.

             h. Borrower shall pay all Bank Expenses incurred in connection with Bank's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Bank;

             i. Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Bank, or, in Bank's discretion, to any party who Bank believes, in good faith, is entitled to the excess; and

             j. Without constituting a retention of Collateral in satisfaction of an obligation within the meaning of 9505 of the Uniform Commercial Code or an action under California Code of Civil Procedure 726, apply any and all amounts maintained by Borrower as deposit accounts (as that term is defined under 9105 of the Uniform Commercial
Code) or other accounts that Borrower maintains with Bank against the Obligations.

        8.2 Bank's rights and remedies under this Agreement and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided by law or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by Bank.

9.    TAXES AND EXPENSES REGARDING BORROWER'S PROPERTY.

     If Borrower fails to pay promptly when due to another person or entity, monies which Borrower is required to pay by reason of any provision in this Agreement, Bank may, but need not, pay the same and charge Borrower's account therefor, and Borrower shall promptly reimburse Bank. All such sums shall become additional indebtedness owing to Bank, shall bear interest at the Equipment Term Loan Default Rate, and shall be secured by all Collateral. Any payments made by Bank shall not constitute (i) an agreement by it to make similar payments in the future; or (ii) a waiver by Bank of any default under this Agreement. Bank need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien and the receipt of the usual official notice of the payment thereof shall be conclusive evidence that the same was validly due and owing. Such payments shall constitute Bank Expenses and additional advances to Borrower.

10. WAIVERS.

        10.1 Borrower agrees that checks and other instruments received by Bank in payment or on account of Borrower's Obligations constitute only conditional payment until such items are actually paid to Bank and Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Bank on account of Borrower's Obligations and Borrower agrees that Bank shall have the continuing exclusive right to apply and reapply such payments in any manner as Bank may deem advisable, notwithstanding any entry by Bank upon its books.

        10.2 Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

        10.3 Bank shall not in any way or manner be liable or responsible for
(a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof, or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of Collateral shall be borne by Borrower.

        10.4 Borrower waives the right of and to a confidential relationship, if any, it may have with any accountant, accounting firm and/or service bureau or consultant in connection with any information requested by Bank pursuant to or in accordance with this Agreement, and agrees that a Bank may contact directly any such accountants, accounting firm and/or service bureau or consultant in order to obtain such information. Nothing in this Section 10.4 shall be construed by Bank as a waiver by Borrower of any attorney-client privilege.

        10.5 BORROWER AND BANK EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO TIES AGREEMENT OR ANY TRANSACTION HEREUNDER, OR CONTEMPLATED HEREUNDER, OR ANY OTHER CLAIM (INCLUDING TORT OR BREACH OF DUTY CLAIMS) OR DISPUTE HOWSOEVER ARISING BETWEEN BANK AND BORROWER.

        10.6 In the event that Bank elects to waive any rights or remedies hereunder, or compliance with any of the terms hereof, or delays or fails to pursue or enforce any terms, such waiver, delay or failure to pursue or enforce shall only be effective with respect to that single act and shall not be construed to affect any subsequent transactions or Bank's right to later pursue such rights and remedies.

11.     NOTICES.

        Unless otherwise provided in this Agreement, all notices or demands by either party on the other relating to this Agreement shall be in writing and sent by regular United States mail, postage prepaid, properly addressed to Borrower or to Bank at the addresses stated in this Agreement, or to such other addresses as Borrower or Bank may from time to time specify to the other in writing. Requests to Borrower by Bank hereunder may be made orally.

12.     AUTHORIZATION TO DISBURSE.

        Bank is hereby authorized to make loans and advances hereunder upon telephonic or other instructions received from anyone purporting to be an officer, employee, or representative of Borrower, or at the discretion of Bank if said loans and advances are necessary to meet any Obligations of Borrower to Bank. Bank shall have no duty to make inquiry or verify the authority of any such party, and Borrower shall hold the Bank harmless from any damage, claims or liability by reason of Bank's honor of, or failure to honor, any such instructions.

13.     DESTRUCTION OF BORROWER'S DOCUMENTS.

        Any documents, schedules, invoices or other papers delivered to Bank, may be destroyed or otherwise disposed of by Bank six (6) months after they are delivered to or received by Bank, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

14.     CHOICE OF LAW.

        The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined according to the laws of the State of California. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in the state and federal courts in the Northern District of California or County of Santa Clara.

15.     GENERAL PROVISIONS.

        15.1 This Agreement shall be binding and deemed effective when executed by the Borrower and accepted and executed by Bank at its Headquarters Office.

        15.2 This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties, provided, however, that Borrower may not assign this Agreement or any rights hereunder without Bank's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Bank shall release Borrower or any guarantor from their Obligations to Bank. Bank may assign this Agreement and its rights and duties hereunder. Bank reserves the right to sell, assign, transfer, negotiate or grant participation in all or any part of, or any interest in Bank's rights and benefits hereunder. In connection therewith, Bank may disclose all documents and information which Bank now or hereafter may have relating to Borrower or Borrower's business.

        15.3 Paragraph headings and paragraph numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.

        15.4 Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. When permitted by the context, the singular includes the plural and vice versa.

        15.5 Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

        15.6 This Agreement cannot be changed or terminated orally. Except as to currently existing Obligations owing by Borrower to Bank, all prior agreements, understandings, representations, warranties, and negotiations, if any, with respect to the subject matter hereof, are merged into this Agreement.

        15.7 The parties intend and agree that their respective rights, duties, powers liabilities, obligations and discretions shall be performed, carried out, discharged and exercised reasonably and in good faith.

      IN WITNESS WHEREOF, the parties hereto have caused this Loan & Security Agreement to be executed on the respective dates set forth next to their signatures below.

Date of Execution: April 5, 1999    BORROWER: MASIMO CORPORATION


                                    By: /s/ BRAD LANGDALE
                                       -----------------------------------
                                       Print Name  Brad Langdale
                                       Print Title: Exec. V.P., CFO

                                    By:
                                       -----------------------------------
                                       Print Name:
                                       Print Title:


Date of Execution: April 5, 1999    BANK: COMERICA BANK-CALIFORNIA

                                    By:  /s/ BONNIE E. KEHE
                                       -----------------------------------
                                       Print Name: Bonnie E. Kehe
                                       Print Title: Vice President/Regional Mgr.

                                   Exhibit "A"
                         [Form of Equipment Term Note]



                                      -28-